Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report of Sinobiopharma, Inc. on Form 10-K, of our report dated September 14, 2009, appearing in this Annual Report on Form 10-K of Sinobiopharma, Inc. for the year ended May 31, 2010.

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, Colorado 80211

September 14, 2010